Exhibit 99.1

28405 Van Dyke Avenue Warren, Michigan 48093 www.AssetAcceptance.com

Contact:

Mary Arraf

Asset Acceptance Capital Corp.

586-983-7087 / marraf@assetacceptance.com

Asset Acceptance Capital Corp. Reports Third Quarter 2012 Results

Increased investment in the Legal channel, which recorded a 15% increase in collection growth

Warren, Mich., October 29, 2012 – Asset Acceptance Capital Corp. (NASDAQ: AACC), a leading purchaser and collector of charged-off consumer debt, today reported results for the quarter ended September 30, 2012.

Third Quarter 2012 Financial Highlights:

Cash collections for the third quarter of 2012 were $89.2 million, an increase of 2.0% compared to the prior year period. Results included 14.8%, or $5.8 million, cash collection growth from the Company’s legal channel.

Third quarter revenues were $54.7 million, down 3.4% compared to the prior year period. The Company reported net impairment reversals of $0.5 million compared to net impairment reversals of $2.7 million in the prior year period. Results in the current quarter included a non-cash impairment of $1.7 million, or $0.06 per fully diluted share, pre-tax, on one pool.

Operating expenses were $48.6 million representing a slight increase of $0.1 million, or 0.1% from the prior year. Results reflected a continued investment in the Company’s legal channel and an increase in the associated up-front costs. Legal investments increased to $10.2 million, or $0.33 per fully diluted share, pre-tax, during the quarter compared to $8.3 million, or $0.27 per fully diluted share, pre-tax, in the prior year period. Operating expenses also included $0.3 million, or $0.01 per fully diluted share, pre-tax, of restructuring costs related to actions taken to close the Tempe, Arizona collections office. Cost to collect for the quarter was 54.5%, an improvement of 100 basis points from the third quarter 2011, notwithstanding the unfavorable comparative impacts of the increased legal investment and restructuring charges.

Income tax expense was a net benefit of $0.5 million which was due to tax credits, state tax refund claims from prior years, and additional benefits achieved through a state sourcing strategy. As a result of these benefits, the year-to-date effective tax rate was lowered to 24.5%.

The Company reported net income of $1.5 million, or $0.05 per fully diluted share, net of tax, during the third quarter of 2012, compared to a net income of $3.1 million, or $0.10 per fully diluted share, net of tax, in the third quarter of 2011.

Adjusted Earnings Before Interest Taxes Depreciation and Amortization (“Adjusted EBITDA”) was $42.5 million, a 1.8% increase from $41.7 million in the third quarter of 2011. Adjusted EBITDA was adversely impacted by the increased investment in legal costs compared to prior year.

Asset Acceptance Third Quarter 2012 Results

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During the third quarter of 2012, the Company invested $23.9 million to purchase charged-off consumer debt portfolios with a face value of $766.2 million, for a blended rate of 3.13%. This compares to the prior-year third quarter, when the Company invested $38.3 million to purchase consumer debt portfolios with a face value of $1.3 billion, for a blended rate of 2.91%. All purchase data is adjusted for buybacks.

Rion Needs, President and CEO of Asset Acceptance Capital Corp., commented, “While we are not content with the reported results for the quarter, we are executing on initiatives and investments that we expect will position the Company for accelerated growth going forward. These include the restructuring actions we took during the quarter and the continued investments in our legal channel. Our investments in this channel are beginning to pay dividends as evidenced by the continued momentum in this business, specifically the sequential growth rate in this channel during the quarter. In addition, we maintained a focus on further streamlining our business operations by reducing our cost and geographic footprint. We expect the closure of our Tempe, Arizona collections call center and expansion of our legal collections operations in our Riverview, Florida office to drive improved results in 2013 and beyond.”

On September 10, 2012, the Company announced that it will be expanding its legal collections operations in Riverview, Florida and closing its Tempe, Arizona collections call center. The closing of the Tempe collections office, along with related inventory reallocations is expected to increase earnings on an annual basis by approximately $4.0 million or $0.10 per share, net of tax.

First Nine Months 2012 Financial Highlights

For the nine-month period ended September 30, 2012, the Company reported cash collections of $282.2 million compared to cash collections of $267.9 million in the first nine months of 2011, an increase of $14.3 million or 5.3%. Results included 9.1%, or $10.9 million, cash collection growth from the Company’s legal channel.

Total revenues in the first nine months of 2012 were $175.2 million compared to $161.7 million in the prior year. Revenue on purchased receivables was $174.5 million during the first nine months of 2012, an increase of 8.5% from the prior year.

Total operating expenses in the first nine months of 2012 were $145.3 million, an increase of $5.4 million or 3.8%. Cost to collect was 51.5% of cash collections compared to 52.2% from the prior year period. Results included legal channel investment of $25.7 million, or $0.83 per fully diluted share, pre-tax, compared to $21.5 million, or $0.70 per fully diluted share, pre-tax, for the comparable period last year.

Net income for the first nine months of 2012 was $10.7 million, or $0.34 per fully diluted share, net of tax, compared to net income of $7.8 million, or $0.25 per fully diluted share, net of tax, in the same period of 2011, an increase of 36.7%.

For the first nine months of 2012, Adjusted EBITDA was $142.5 million, a 6.0% increase from $134.5 million in the first nine months of 2011.

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During the first nine months of 2012, the Company invested $104.0 million to purchase charged-off consumer debt portfolios with a face value of $3,651.0 million, for a blended rate of 2.85% of face value. This compares to the prior-year nine month period, when the Company invested $133.9 million to purchase charged-off consumer debt portfolios with a face value of $4,140.9 million, for a blended rate of 3.23% of face value. All purchase data is adjusted for buybacks.

Please refer to Supplemental Financial Data beginning on page six for additional information about the Company’s financial results for the three and nine months ended September 30, 2012 and prior year periods. In addition, please see a reconciliation of net income according to Generally Accepted Accounting Principles (“GAAP”) to Adjusted EBITDA beginning on page 13.

Third Quarter 2012 Earnings Conference Call

Asset Acceptance Capital Corp. will host a conference call at 4:30 p.m. Eastern today to discuss these results and current business trends. To listen to a live webcast of the call, please go to the investor section of the Company’s web site at www.AssetAcceptance.com. A replay of the webcast will be available until October 29, 2013.

About Asset Acceptance Capital Corp.

For 50 years, Asset Acceptance has provided credit originators, such as credit card issuers, consumer finance companies, retail merchants, utilities and others an efficient alternative in recovering defaulted consumer debt. For more information, please visit www.AssetAcceptance.com.

Asset Acceptance Capital Corp. Safe Harbor Statement

This press release contains certain statements, including the Company’s plans and expectations regarding its operating strategies, charged-off receivables, collections and costs, which are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include reference to the Company’s presentations and webcasts. These forward-looking statements reflect the Company’s views, expectations and beliefs at the time such statements were made with respect to such matters, as well as the Company’s future plans, objectives, events, portfolio purchases and pricing, collections and financial results such as revenues, expenses, income, earnings per share, capital expenditures, operating margins, financial position, expected results of operations and other financial items. Forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Risk Factors”) that make the timing, extent, likelihood and degree of occurrence of these matters difficult to predict. Words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “should,” “could,” “will,” variations of such words and similar expressions are intended to identify forward-looking statements.

There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and outcomes to differ materially from those described in the forward-looking statements. These Risk Factors include the Risk Factors discussed under “Item 1A Risk Factors” in the Company’s most recently filed Annual Report on Form 10-K and in other SEC filings, in each case under a section titled “Risk Factors” or similar headings and those discussions regarding risk factors as well as the discussion of forward-looking statements in such sections are incorporated herein by reference. Other Risk Factors exist, and new Risk Factors emerge from time to time that may cause actual results to differ materially from those contained in any forward-looking statements. Factors that could affect our results and cause them to materially differ from those contained in the forward-looking statements include the following:

Asset Acceptance Third Quarter 2012 Results

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•	failure to comply with government regulation;

•

increased costs or a decrease in collections if changes in the way we conduct business or additional costs to conduct business result from supervision and regulation by the Consumer Financial Protection Bureau or unknown ramifications from the Dodd-Frank Wall Street Reform and Consumer Protection Act;

•	our ability to purchase charged-off receivable portfolios on acceptable terms and in sufficient amounts;

•	instability in the financial markets and continued economic weakness or recession impacting our ability to acquire and collect on charged-off receivable portfolios and our operating results;

•	our ability to maintain existing, and to secure additional financing on acceptable terms;

•	changes in relationships with third parties collecting on our behalf;

•	intense competition on bids for portfolio purchases that could impair our ability to achieve our goals;

•	ongoing risks of litigation in our litigious industry, including individual and class actions under consumer credit, collections and other laws;

•	concentration of a significant portion of our portfolio purchases during any period with a small number of sellers;

•	our ability to substantiate our application of tax rules against examinations and challenges made by tax authorities;

•	our ability to collect sufficient amounts from our purchases of charged-off receivable portfolios;

•	our ability to diversify beyond collecting on our purchased receivables portfolios into ancillary lines of business;

•	a decrease in collections as a result of negative attention or news regarding the debt collection industry and debtors’ willingness to pay the debt we acquire;

•	our ability to respond to technology downtime and changes in technology to remain competitive;

•

our ability to make reasonable estimates of the timing and amount of future cash receipts and assumptions underlying the calculation of the net impairment charges or IRR increases for purposes of recording purchased receivable revenues;

•	the costs, uncertainties and other effects of legal and administrative proceedings impacting our ability to collect on judgments in our favor;

•	our ability to successfully hire, train, integrate into our collections operations and retain in-house account representatives; and

•	other unanticipated events and conditions that may hinder our ability to compete.

Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Furthermore, the Company expressly disclaims any obligation to update, amend or clarify forward-looking statements.

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Supplemental Financial Data

Quarterly trends for certain financial metrics are shown in the table below.

(Unaudited, $ in Millions, except collections per account representative)	Q3 ‘12	Q2 ‘12	Q1 ‘12	Q4 ‘11	Q3 ‘11
Total revenues	$54.7	$58.7	$61.8	$56.4	$56.6
Cash collections	$89.2	$91.9	$101.1	$82.1	$87.4
Operating expenses to cash collections	54.5%	52.7%	47.8%	55.1%	55.5%
Call center collections	$44.1	$48.8	$58.7	$44.7	$48.2
Legal collections	$45.1	$43.1	$42.4	$37.4	$39.2
Amortization rate	39.0%	36.4%	39.1%	31.6%	35.6%
Core amortization (1)	44.4%	42.0%	44.7%	36.9%	41.6%
Collections on fully amortized portfolios	$10.9	$12.2	$12.7	$11.8	$12.6
Investment in purchased receivables (2)	$23.9	$58.9	$21.2	$26.7	$38.3
Face value of purchased receivables (2)	$766.2	$2,080.7	$804.1	$1,180.4	$1,317.1
Average cost of purchased receivables (2)	3.13%	2.83%	2.63%	2.27%	2.91%
Number of purchased receivable portfolios	17	28	27	26	31
Collections per account representative FTE (3)	$47,593	$49,873	$60,482	$42,282	$42,135
Average account representative FTE’s (3)	413	446	480	546	601

(1)	The core amortization rate is calculated as total amortization divided by collections on amortizing portfolios.
(2)	All purchase data is adjusted for buybacks.
(3)	Historical information has not been adjusted for collection center closings.

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The following table summarizes purchased receivable revenues and amortization rates by year of purchase:

	Three months ended September 30, 2012
Year of Purchase	Collections	Revenue	Amortization Rate (1)	Monthly Yield (2)	Net Impairments (Reversals)	Zero Basis Collections
2006 and prior	$13,002,016	$11,848,325	N/M	N/M	$(1,584,800)	$8,726,718
2007	5,968,564	4,167,287	30.2%	8.62%	(618,000)	1,271,044
2008	8,135,013	5,207,535	36.0	7.51	—	882,334
2009	12,589,633	8,163,725	35.2	7.71	—	38,364
2010	15,003,601	7,797,744	48.0	3.99	—	—
2011	22,769,691	9,824,350	56.9	2.70	1,717,000	—
2012	11,699,729	7,424,774	36.5	2.89	—	—

Totals	$89,168,247	$54,433,740	39.0%	5.11%	$(485,800)	$10,918,460

	Three months ended September 30, 2011
Year of Purchase	Collections	Revenue	Amortization Rate (1)	Monthly Yield (2)	Net Impairments (Reversals)	Zero Basis Collections
2005 and prior	$12,851,763	$12,121,177	N/M	N/M	$(1,228,100)	$10,282,392
2006	6,458,530	4,176,153	35.3%	11.27%	(1,155,000)	634,018
2007	8,804,890	4,353,546	50.6	5.14	(350,000)	250,263
2008	11,593,862	6,374,200	45.0	5.45	—	1,448,771
2009	16,156,896	9,550,306	40.9	5.67	—	11,734
2010	18,249,572	9,280,467	49.1	3.11	—	—
2011	13,322,377	10,438,718	21.6	3.26	—	—

Totals	$87,437,890	$56,294,567	35.6%	5.42%	$(2,733,100)	$12,627,178

	Nine months ended September 30, 2012
Year of Purchase	Collections	Revenue	Amortization Rate (1)	Monthly Yield (2)	Net Impairments (Reversals)	Zero Basis Collections
2006 and prior	$45,613,202	$41,303,484	N/M	N/M	$(6,889,600)	$28,805,984
2007	20,898,497	14,438,725	30.9%	8.92%	(3,611,400)	3,419,320
2008	28,521,507	18,199,860	36.2	7.65	—	3,419,482
2009	43,607,885	29,325,416	32.8	8.12	(2,304,000)	149,997
2010	50,883,808	25,316,350	50.2	3.81	—	—
2011	73,170,271	34,555,839	52.8	2.85	3,427,000	—
2012	19,474,946	11,356,088	41.7	2.95	—	—

Totals	$282,170,116	$174,495,762	38.2%	5.61%	$(9,378,000)	$35,794,783

	Nine months ended September 30, 2011
Year of Purchase	Collections	Revenue	Amortization Rate (1)	Monthly Yield (2)	Net Impairments (Reversals)	Zero Basis Collections
2005 and prior	$41,869,974	$37,104,776	N/M	N/M	$(3,367,100)	$31,083,506
2006	20,279,215	12,713,065	37.3%	9.61%	(2,705,800)	2,109,765
2007	29,072,113	13,449,001	53.7	4.49	117,000	863,639
2008	37,871,244	19,602,641	48.2	4.84	—	4,812,507
2009	54,729,671	29,209,017	46.6	5.04	2,304,000	11,734
2010	60,288,455	30,236,967	49.8	3.06	—	—
2011	23,783,710	18,441,263	22.5	3.30	—	—

Totals	$267,894,382	$160,756,730	40.0%	5.33%	$(3,651,900)	$38,881,151

(1)	“N/M” indicates that the calculated percentage is not meaningful.
(2)	The monthly yield is the weighted-average yield determined by dividing purchased receivable revenues recognized in the period by the average of the beginning monthly carrying values of the purchased receivables for the period presented.

Asset Acceptance Third Quarter 2012 Results

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Purchased Receivable Revenues

The table below shows components of revenue from purchased receivables, the amortization rate and the core amortization rate. We use the core amortization rate to monitor performance of pools with remaining balances, and to determine if impairments, impairment reversals, or yield increases should be recorded. Core amortization trends may identify over or under performance compared to forecasts for pools with remaining balances.

The following factors contributed to the change in amortization rates from the prior year:

•

total amortization and the amortization rate increased for the third quarter of 2012 compared to 2011. For the first nine months of 2012 compared to the same period in 2011, total amortization increased while the amortization rate decreased. The increase in the amortization rate for the third quarter was due to lower zero basis collections and net impairment reversals in 2012, while the decrease in the rate during the first nine months of 2012 compared to 2011 was primarily the result of higher net impairment reversals and higher total collections. Portfolio balances that amortize too slowly in relation to current or expected collections may lead to impairments. If portfolio balances amortize too quickly and we expect collections to continue to exceed expectations, previously recognized impairments may be reversed, or if there are no impairments to reverse, assigned yields may increase;

•	amortization of receivable balances for each period of 2012 increased compared to 2011 as a result of higher collections on amortizing pools;

•

net impairment reversals are recorded as a reduction to amortization and decrease the amortization rate, while net impairments have the opposite effect. Higher net impairment reversals for the first nine months of 2012 decreased total amortization compared to the same period in 2011, while lower net impairment reversals for the third quarter of 2012 had the opposite effect; and

•

declining zero basis collections in the third quarter and first nine months of 2012 compared to the same periods in 2011 increased the amortization rate because 100% of these collections are recorded as revenue and do not contribute towards portfolio amortization.

($ in millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Cash collections:
Collections on amortizing pools	$78.3	$74.8	$246.4	$229.0
Zero basis collections	10.9	12.6	35.8	38.9

Total collections	$89.2	$87.4	$282.2	$267.9

Amortization:
Amortization of receivables balances	$35.3	$33.5	$116.9	$109.0
Reversals of impairments	(2.2)	(2.7)	(12.8)	(6.5)
Impairments	1.7	—	3.4	2.8
Cost recovery amortization	—	0.3	0.2	1.8

Total amortization	$34.8	$31.1	$107.7	$107.1

Purchased receivable revenues, net	$54.4	$56.3	$174.5	$160.8

Amortization rate	39.0%	35.6%	38.2%	40.0%

Core amortization rate (1)	44.4%	41.6%	43.7%	46.8%

(1)	The core amortization rate is calculated as total amortization divided by collections on amortizing portfolios.

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ASSET ACCEPTANCE CAPITAL CORP.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues
Purchased receivable revenues, net	$54,433,740	$56,294,567	$174,495,762	$160,756,730
Gain on sale of purchased receivables	—	—	7,727	—
Other revenues, net	261,055	318,965	734,274	943,210

Total revenues	54,694,795	56,613,532	175,237,763	161,699,940

Expenses
Salaries and benefits	14,389,078	16,943,855	45,881,833	51,702,960
Collections expense	28,922,617	26,089,521	84,782,927	73,828,877
Occupancy	1,466,425	1,465,568	4,287,620	4,302,259
Administrative	2,333,977	3,155,217	6,519,031	7,190,614
Depreciation and amortization	1,166,107	944,118	3,655,785	2,994,633
Restructuring charges	284,842	—	358,467	—
Gain on disposal of equipment and other assets	—	(92,075)	(174,451)	(86,182)

Total operating expenses	48,563,046	48,506,204	145,311,212	139,933,161

Income from operations	6,131,749	8,107,328	29,926,551	21,766,779
Other income (expense)
Interest expense	(5,137,234)	(2,631,787)	(15,832,845)	(7,932,278)
Interest income	139	152	22,885	283
Other	673	476	33,579	(1,640)

Income before income taxes	995,327	5,476,169	14,150,170	13,833,144
Income tax (benefit) expense	(539,974)	2,405,567	3,469,622	6,018,137

Net income	$1,535,301	$3,070,602	$10,680,548	$7,815,007

Weighted-average number of shares:
Basic	30,924,121	30,781,016	30,871,237	30,752,965
Diluted	31,179,325	30,843,313	31,038,925	30,834,889
Earnings per common share outstanding:
Basic	$0.05	$0.10	$0.35	$0.25
Diluted	$0.05	$0.10	$0.34	$0.25

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ASSET ACCEPTANCE CAPITAL CORP.

Consolidated Statements of Comprehensive Income

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net income	$1,535,301	$3,070,602	$10,680,548	$7,815,007
Other comprehensive income (loss):
Unrealized gain (loss) on cash flow hedging:
Unrealized (loss) gain arising during period	(143,362)	69,528	(969,535)	(60,359)
Less: reclassification adjustment for loss included in net income	310,265	544,663	1,008,677	1,714,648

Net unrealized gain on cash flow hedging	166,903	614,191	39,142	1,654,289

Other comprehensive gain, before tax	166,903	614,191	39,142	1,654,289
Income tax expense related to other comprehensive income	(80,879)	(219,716)	(84,789)	(613,976)

Other comprehensive income (loss), net of tax	86,024	394,475	(45,647)	1,040,313

Comprehensive income	$1,621,325	$3,465,077	$10,634,901	$8,855,320

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ASSET ACCEPTANCE CAPITAL CORP.

Consolidated Statements of Financial Position

	September 30, 2012	December 31, 2011
	(Unaudited)
ASSETS

Cash	$13,585,816	$6,990,757
Purchased receivables, net	344,497,047	348,710,787
Income taxes receivable	604,670	354,241
Property and equipment, net	12,076,571	14,488,659
Goodwill	14,323,071	14,323,071
Other assets	10,867,028	11,172,804

Total assets	$395,954,203	$396,040,319

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Accounts payable	$3,096,373	$3,296,905
Accrued liabilities	18,103,252	20,018,561
Income taxes payable	716,885	1,925,761
Notes payable	159,125,247	172,122,870
Capital lease obligations	37,657	221,420
Deferred tax liability, net	65,327,152	60,474,041

Total liabilities	246,406,566	258,059,558

Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized; issued shares — 33,437,571 and 33,334,281 at September 30, 2012 and December 31, 2011, respectively	334,376	333,343
Additional paid in capital	151,469,966	150,449,620
Retained earnings	39,843,193	29,162,645
Accumulated other comprehensive loss, net of tax	(578,239)	(532,592)
Common stock in treasury; at cost, 2,667,479 and 2,649,729 shares at September 30, 2012 and December 31, 2011, respectively	(41,521,659)	(41,432,255)

Total stockholders’ equity	149,547,637	137,980,761

Total liabilities and stockholders’ equity	$395,954,203	$396,040,319

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ASSET ACCEPTANCE CAPITAL CORP.

Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
	2012	2011
Cash flows from operating activities
Net income	$10,680,548	$7,815,007
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,655,785	2,994,633
Amortization of deferred financing costs and debt discount	2,667,453	1,062,123
Amortization of de-designated hedge	116,696	—
Deferred income taxes	4,768,322	5,783,570
Share-based compensation expense	1,021,379	1,073,241
Net impairment reversals of purchased receivables	(9,378,000)	(3,651,900)
Non-cash revenue	(6,184)	(129)
Gain on disposal of equipment and other assets	(174,451)	(86,182)
Gain on sale of purchased receivables	(7,727)	—
Changes in assets and liabilities:
Increase in other assets	(593,331)	(862,185)
Decrease in accounts payable and other accrued liabilities	(2,096,402)	(5,452,798)
(Increase) decrease in net income taxes payable	(1,459,305)	3,068,923

Net cash provided by operating activities	9,194,783	11,744,303

Cash flows from investing activities
Investments in purchased receivables, net of buybacks	(103,548,645)	(133,906,306)
Principal collected on purchased receivables	117,058,538	110,789,681
Purchases of property and equipment	(1,518,315)	(2,491,159)
Proceeds from sale of property and equipment	352,076	99,000
Proceeds from sale of purchased receivables	95,758	—

Net cash provided by (used in) investing activities	12,439,412	(25,508,784)

Cash flows from financing activities
Repayments of term loan facility	(6,562,500)	(1,125,000)
Net borrowings on revolving credit facility	(8,200,000)	17,500,000
Payments of deferred financing costs	(3,469)	(260,878)
Payments on capital lease obligations	(183,763)	(65,247)
Purchases of treasury shares	(89,404)	(106,565)

Net cash (used in) provided by financing activities	(15,039,136)	15,942,310

Net increase in cash	6,595,059	2,177,829
Cash at beginning of period	6,990,757	5,635,503

Cash at end of period	$13,585,816	$7,813,332

Supplemental disclosure of cash flow information
Cash paid for interest, net of capitalized interest	$13,282,699	$6,909,686
Net cash paid (received) for income taxes	160,606	(2,817,694)
Non-cash investing and financing activities:
Change in fair value of interest rate swap liabilities	(77,554)	1,654,289
Change in unrealized loss on cash flow hedge, net of tax	45,647	(1,040,313)

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Reconciliation of GAAP Net Income to Adjusted EBITDA (Unaudited)

This press release includes a discussion of “Adjusted EBITDA,” which is a non-GAAP financial measure. The Company defines Adjusted EBITDA as net income or loss plus (a) the provision for income taxes, (b) interest expense, (c) depreciation and amortization, (d) share-based compensation, (e) gain or loss on sale of assets, net, (f) non-cash restructuring charges and impairment of assets, (g) purchased receivables amortization, (h) loss on extinguishment of debt, and (i) in accordance with the Company’s credit facilities, certain FTC related charges and cash restructuring charges (not to exceed $2.25 million for any period of four consecutive fiscal quarters).

The Company believes this non-GAAP financial measure provides important supplemental information to management and investors. This non-GAAP financial measure reflects an additional way of viewing aspects of the Company’s operations that, when viewed with the GAAP results and the accompanying reconciliation to the most directly comparable GAAP financial measure, provide a more complete understanding of factors and trends affecting the Company’s business and results of operations.

Management uses Adjusted EBITDA for planning purposes, including the preparation of internal budgets and forecasts; in communications with the Board of Directors, stockholders, analysts and investors concerning its financial performance; as a key component in management’s annual incentive compensation plan; and as a measure of operating performance for the financial covenants in the Company’s amended credit agreement. The Company also believes that analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate the overall operating performance of companies in its industry.

Adjusted EBITDA, which is a non-GAAP financial measure, should not be considered an alternative to, or more meaningful than, net income or loss prepared on a GAAP basis. Management strongly encourages investors to review the Company’s consolidated financial statements in their entirety and to not rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare this financial measure with other companies’ non-GAAP financial measures having the same or similar names. In addition, the Company expects to continue to incur expenses similar to the non-GAAP adjustments described above, and exclusion of these items from the Company’s non-GAAP measure should not be construed as an inference that these costs are unusual, infrequent or non-recurring.

Asset Acceptance Third Quarter 2012 Results

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The Company provided the following table which reconciles GAAP net income, as reported, to Adjusted EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net income	$1,535,301	$3,070,602	$10,680,548	$7,815,007
Adjustments:
Income tax (benefit) expense	(539,974)	2,405,567	3,469,622	6,018,137
Interest expense	5,137,234	2,631,787	15,832,845	7,932,278
Depreciation and amortization	1,166,107	944,118	3,655,785	2,994,633
Share-based compensation	180,334	289,581	1,021,379	1,073,241
Purchased receivables amortization	34,734,507	31,143,323	107,674,354	107,137,652
Gain on sale of assets, net	—	(92,075)	(182,178)	(86,182)
Non-cash restructuring charges	206,386	—	195,103	—
Cash restructuring charges	78,456	—	163,364	—
FTC related charges	—	1,354,633	7,898	1,597,560

Adjusted EBITDA	$42,498,351	$41,747,536	$142,518,720	$134,482,326

(1)	Adjusted EBITDA as reported for 2011 has been restated to be consistent with the current presentation. The definition of Adjusted EBITDA was updated during 2011 in order to be consistent with a similar definition used in our Credit Agreement. The restatement increased the amounts previously disclosed by $152 and $283 for the three and nine months ended September 30, 2011. We believe the revised definition of Adjusted EBITDA better matches the uses as described above.